Exhibit 99.1

Saga Communications, Inc.

Reports 1st Quarter 2024 Results

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – May 9, 2024 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company” or “Saga”) today reported that net revenue decreased 2.5% to $24.7 million for the quarter ended March 31, 2024 compared to $25.3 million for the same period last year.   Station operating expense increased 5.9% for the quarter to $23.0 million compared to the same period last year.  For the quarter, the operating loss was $2.4 million compared to operating income of $905 thousand for the same period last year and station operating income (a non-GAAP financial measure) decreased 40.9% to $2.8 million.  The operating loss for the quarter included a $971 thousand other operating expense which was a non-cash write-off on the sale and abandonment of non-productive broadcast assets/licenses during the quarter.   Capital expenditures were $1.1 million for the quarter compared to $1.4 million for the same period last year.  We had a net loss of $1.6 million for the quarter compared to net income of $920 thousand for the first quarter last year.  Diluted loss per share was $0.25 in the first quarter of 2024.

The Company paid a quarterly dividend of $0.25 per share on March 8, 2024.  The aggregate amount of the quarterly dividend was approximately $1.6 million.  The Company also paid a variable dividend of $0.60 per share on April 5, 2024.  The aggregate amount of the variable dividend was approximately $3.8 million.  To date Saga has paid over $130 million in total dividends to shareholders since the first special dividend was paid in 2012.  The Company intends to pay regular quarterly cash dividends in the future.  Consistent with its strategic objective of both maintaining a strong balance sheet and with returning value to our shareholders, the Board of Directors will also continue to consider declaring special cash dividends, variable dividends and stock buybacks in the future.

The Company’s balance sheet reflects $28.8 million in cash and short-term investments as of March 31, 2024 and $23.7 million as of May 6, 2024.  The Company expects to spend approximately $5.0 – $5.5 million for capital expenditures during 2024.

Saga’s 2024 First Quarter conference call will be held on Thursday, May 9, 2024 at 11:00 a.m.  The dial-in number for the call is (973) 528-0008.  Enter conference code 690103.  A recording and transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company please email the inquiry by 10:00 a.m. on May 9, 2024 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing directions will be discussed during the call.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance.  The attached Selected Supplemental Financial Data tables disclose the Company’s reconciliation of non-GAAP measures: GAAP operating income to station operating income, and GAAP net income to trailing twelve-month consolidated EBITDA as well as other financial data.   Such non-GAAP measures include same station financial information, station operating income, trailing 12-month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position.  Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value.  These measures are not measures of liquidity or of performance in accordance with GAAP and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Supplemental Financial Data tables.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “intends,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including, in particular, Item 1A of our Annual Report on Form 10-K.  Readers should note that forward-looking statements may be impacted by several factors, including global, national, and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a media company whose business is devoted to acquiring, developing and operating broadcast properties with a growing focus on opportunities complimentary to our core radio business including digital, e-commerce and non-traditional revenue initiatives.  Saga owns or operates broadcast properties in 27 markets, including 79 FM, 31 AM radio stations and 78 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three Months Ended

March 31, 2024 and 2023

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Operating Results
Net operating revenue	$24,664	$25,304
Station operating expense	22,981	21,703
Corporate general and administrative	3,129	2,616
Other operating expense, net	971	80
Operating (loss) income	(2,417)	905
Interest expense	43	43
Interest income	(303)	(289)
Other income, net	—	(119)
Income (loss) before income tax expense	(2,157)	1,270
Income tax provision (benefit)
Current	(515)	280
Deferred (benefit)	(65)	70
	(580)	350
Net (loss) income	$(1,577)	$920

Earnings (loss) per share:
Basic	$(0.25)	$0.15
Diluted	$(0.25)	$0.15

Weighted average common shares	6,063	6,028
Weighted average common and common equivalent shares	6,063	6,028

	March 31,
	2024	2023
Balance Sheet Data
Working capital	$27,216	$38,334
Net fixed assets	$51,230	$53,313
Net intangible assets and other assets	$119,243	$119,435
Total assets	$218,046	$228,539
Long-term debt	$—	$—
Stockholders' equity	$164,372	$178,419

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three Months Ended

March 31, 2024 and 2023

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023

	(Unaudited)
	(In thousands)
Statement of Cash Flows
Cash flows from operating activities:
Net income	$(1,577)	$920
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,198	1,237
Deferred income tax expense (benefit)	(65)	70
Amortization of deferred costs	9	9
Compensation expense related to restricted stock awards	453	245
Loss on sale of assets, net	971	80
Other (gain), net	-	(119)
Barter (revenue) expense, net	13	(48)
Deferred and other compensation	(24)	(245)
Changes in assets and liabilities:
Decrease in receivables and prepaid expenses	2,135	2,367
Increase in accounts payable, accrued expenses, and other liabilities	690	319
Total adjustments	5,380	3,915
Net cash provided by operating activities	3,803	4,835
Cash flows from investing activities:
Purchase of short-term investments	(4,297)	(2,067)
Redemption of short-term investments	6,432	2,067
Acquisition of property and equipment (Capital Expenditures)	(1,050)	(1,362)
Proceeds from sale and disposal of assets	21	616
Other investing activities	(246)	117
Net cash provided by (used in) investing activities	860	(629)
Cash flows from financing activities:
Cash dividends paid	(14,068)	(13,754)
Net cash used in financing activities	(14,068)	(13,754)
Net decrease in cash and cash equivalents	(9,405)	(9,548)
Cash and cash equivalents, beginning of period	29,582	36,802
Cash and cash equivalents, end of period	$20,177	$27,254

Saga Communications, Inc.

Selected Supplemental Financial Data

For the Three Months Ended

March 31, 2024 and 2023

(amounts in 000’s)

(Unaudited)

	Three Months Ended
	March 31,
	2024		2023
Reconciliation of GAAP operating income to station operating income (a non-GAAP financial measure)
Operating (loss) income	$(2,417)		$905
Plus:
Corporate general and administrative	3,129		2,616
Other operating expense, net	971		80
Station depreciation and amortization	1,152		1,197
Station operating income	$2,835		$4,798

Other financial data
Depreciation and amortization:
Radio Stations	$1,152		$1,197
Corporate	$46		$40
Compensation expense related to restricted stock awards	$453	(1)	$245	(1)
Other operating expense, net (2)	$971		$80
Other income, net (2)	$-		$(119)
Deferred income tax expense (benefit) (2)	$(65)		$70
Acquisition of property and equipment (Capital Expenditures)	$1,050	(1)	$1,362	(1)

(1)	As presented in the Statement of Cash Flows in the Selected Consolidated Financial Data tables
(2)	As presented in the Operating Results in the Selected Consolidated Financial Data tables

Saga Communications, Inc.

Selected Supplemental Financial Data

March 31, 2024

(amounts in 000's)

(Unaudited)

		Less:	Plus:	Trailing
	12 Months Ended	3 Months Ended	3 Months Ended	12 Months Ended
	December 31,	March 31,	March 31,	March 31,
	2023	2023	2024	2024
Reconciliation of GAAP Net Income to trailing 12 Month Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (a non-GAAP financial measure) (1)
Net income (loss)	$9,500	$920	$(1,577)	$7,003
Exclusions:
Gain (loss) on sale of assets, net	(120)	(80)	(971)	(1,011)
Other income, net	1,510	456	290	1,344
Total exclusions	1,390	376	(681)	333
Consolidated adjusted net income (1)	8,110	544	(896)	6,670
Plus:
Interest expense	173	43	43	173
Income tax provision (benefit)	3,375	350	(580)	2,445
Depreciation & amortization expense	5,055	1,237	1,198	5,016
Non-cash compensation	1,116	245	453	1,324
Trailing twelve month consolidated EBITDA (1)	$17,829	$2,419	$218	$15,628

(1)	As defined in the Company's credit facility.